EXHIBIT 99.1
HANMI FINANCIAL CORPORATION REPORTS
NET INCOME OF $15.0 MILLION FOR THIRD QUARTER OF 2005;
EARNINGS PER SHARE INCREASE 36 PERCENT TO $0.30
     LOS ANGELES – October 27, 2005 – Hanmi Financial Corporation (NASDAQ:HAFC), the holding company for Hanmi Bank, reported that for the three months ended September 30, 2005, it earned net income of $15.0 million, an increase of 35.2 percent over net income of $11.1 million in the comparable period a year ago. Earnings per share were $0.30 (diluted), an increase of 36.4 percent compared to $0.22 (diluted) for the same period in 2004. Earnings per share for 2004 have been restated to reflect a 100 percent stock dividend in January 2005.
     For the nine months ended September 30, 2005, net income was $43.3 million, an increase of 73.4 percent over net income of $25.0 million in the comparable period a year ago. Earnings per share were $0.86 (diluted), an increase of 38.7 percent compared to $0.62 (diluted) for the same period in 2004.
     “I am pleased to report that with the close of the third quarter, Hanmi’s assets were a record $3.37 billion, thanks in large part to an increase in deposits during the quarter of $187 million, or 7.3 percent, to $2.75 billion,” said Sung Won Sohn, Ph.D., Hanmi’s President and Chief Executive Officer. “However, third-quarter net income, although well ahead of the comparable period last year, was essentially flat versus the prior quarter, with third-quarter net interest margin of 4.75 percent compared to 4.89 percent in the second quarter and 4.38 percent in the third quarter of 2004.”
     “The sequential pressure on margins came despite a modest increase in the yield on the loan portfolio and reflected an increase in cost of funds as we relied more heavily on time deposits to build assets and, more important, maintain our base of existing customers,” said Dr. Sohn. “The market environment for both loans and deposits remains extremely competitive. On a positive note, however, our liquidity is now such that we are well positioned to fund anticipated loan growth in the fourth quarter, which will benefit from the opening of two SBA lending offices in October, and we expect to be more conservative in pricing deposits.”
     “Also on a positive note, we continue to streamline the bank’s operations, to good effect,” concluded Dr. Sohn. “In the third quarter, our efficiency ratio was 38.34 percent, compared to 40.30 percent in the prior quarter and 51.12 percent a year ago.”
THIRD QUARTER HIGHLIGHTS
•	Pre-tax income for the third quarter of 2005 increased 33.1 percent to $24.2 million, compared to $18.2 million for the same quarter in 2004.

•	Net interest income before provision for credit losses for the third quarter of 2005 increased 16.9 percent to $34.8 million from $29.8 million for the same quarter in 2004.

•	The provision for credit losses was $3.2 million in the third quarter of 2005, compared to $450 thousand for the second quarter of 2005 and $0 for the same quarter of 2004.

•	Gain on sales of loans was $1.7 million in the third quarter of 2005, compared to $56 thousand for the second quarter of 2005 and $352 thousand for the same quarter in 2004.

•	Return on average assets for the third quarter of 2005 was 1.80 percent, compared to 1.90 percent for the second quarter of 2005 and 1.41 percent for the same quarter in 2004.

•	Return on average shareholders’ equity for the third quarter of 2005 was 13.89 percent, compared to 14.48 percent for the second quarter of 2005 and 11.62 percent for the same quarter in 2004.

•	Return on average tangible shareholders’ equity for the third quarter of 2005 was 28.45 percent, compared to 30.61 percent for the second quarter of 2005 and 28.02 percent for the same quarter in 2004.

•	Net interest margin for the third quarter of 2005 decreased to 4.75 percent from 4.89 percent for the second quarter of 2005 and 4.38 percent for the same quarter in 2004.

•	Total assets increased to $3.37 billion at September 30, 2005 from $3.25 billion at June 30, 2005 and $3.10 billion at December 31, 2004.

•	The loan portfolio increased by $54.9 million, or 2.3 percent, during the third quarter of 2005 to $2.46 billion from $2.40 billion at June 30, 2005. The loan portfolio totaled $2.23 billion at December 31, 2004.

•	Deposits grew by $186.8 million, or 7.3 percent, during the third quarter of 2005 to $2.75 billion from $2.56 billion at June 30, 2005. Deposits totaled $2.53 billion at December 31, 2004.

•	Borrowings decreased from $147.6 million at June 30, 2005 to $86.9 million at September 30, 2005.

•	The efficiency ratio for the third quarter of 2005 improved to 38.34 percent compared to 40.30 percent for the second quarter of 2005 and 51.12 percent for the same quarter in 2004.
NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES
     Net interest income before provision for credit losses was $34.8 million for the third quarter of 2005, an increase of $797,000, or 2.3 percent, compared to $34.0 million in the second quarter of 2005, and an increase of $5.0 million, or 16.9 percent, compared to $29.8 million for the same quarter in 2004.
     The sequential increase in net interest income was primarily due to an increase in average interest-earning assets, which increased by $120.1 million, or 4.3 percent, to $2.91 billion for the third quarter of 2005, compared to $2.79 billion for the second quarter of 2005. The effect of the increase in interest-earning assets was offset by a decline in net interest margin, which decreased 14 basis points compared to the second quarter of 2005, and accounted for a $171 thousand decrease in net interest income.
     The yield on the loan portfolio increased 29 basis points sequentially to 7.62 percent for the third quarter of 2005, while the yield on investment securities decreased 20 basis points to 4.02 percent as a result of prepayment activity in the portfolio of collateralized mortgage obligations. The yield on interest-earning assets increased 22 basis points to 7.04 percent, while the Company’s cost of funds increased 47 basis points to 3.22 percent as a result of a strategic decision to offer our loyal customers market rates on time certificates of deposit.
     The year-over-year increase in net interest income was primarily due to an increase in average interest-earning assets, which increased by $174.0 million, or 6.4 percent, over the same quarter in 2004 and provided an additional $12.6 million of interest income compared with the same quarter in 2004. The majority of this growth was funded by a $212.4 million, or 8.7 percent, increase in average deposits.

PROVISION FOR CREDIT LOSSES
     The provision for credit losses represents the charge against current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain an allowance that is sufficient to absorb probable loan losses inherent in the Company’s loan portfolio. The provision for credit losses was $3.2 million in the third quarter of 2005, compared with $450 thousand in the second quarter of 2005 and $0 in the same quarter of 2004. In the third quarter of 2005, net charge-offs were $0.6 million, compared to $1.0 million in the second quarter of 2005 and $1.5 million in the same quarter of 2004. The increase in provision for credit losses is attributable to specific provisions associated with an increase of $1.9 million in non-accrual loans in the third quarter of 2005 compared to the prior quarter and an increase in the general provision requirements caused by the migration of risk ratings, particularly with respect to non-accrual loans.
     As of September 30, 2005, non-performing loans as a percentage of the total loan portfolio and as a percentage of the allowance for loan losses were 0.32 percent and 32.2 percent, respectively, compared to 0.25 percent and 27.7 percent, respectively, at June 30, 2005 and 0.27 percent and 26.5 percent, respectively, at December 31, 2004.
NON-INTEREST INCOME
     Non-interest income increased by $2.0 million, or 27.3 percent, to $9.5 million in the third quarter of 2005, compared with $7.4 million in the second quarter of 2005 and by $2.1 million, or 29.3 percent, compared to $7.3 million in the third quarter of 2004. Gain on sales of loans increased to $1.7 million, compared to $56 thousand for the second quarter of 2005 and $352 thousand for the same quarter in 2004, due to an increase in loans sold, while SBA loan originations increased 49.3 percent over the second quarter.
NON-INTEREST EXPENSES
     Non-interest expenses increased by $779 thousand, or 4.8 percent, to $17.0 million in the third quarter of 2005, compared with $16.2 million for the second quarter of 2005. Salaries and employee benefits increased 7.1 percent to $9.2 million, compared with $8.5 million for the second quarter of 2005, and the decrease in the fair value of embedded options was $173 thousand in the third quarter of 2005, compared with a decrease of $2 thousand for the second quarter of 2005.
     Non-interest expenses decreased by $2.0 million, or 10.5 percent, to $17.0 million in the third quarter of 2005, compared with $19.0 million for the same quarter in 2004. Merger-related expenses for the acquisition of Pacific Union Bank were $325 thousand in the third quarter of 2004. Salaries and employee benefits decreased 3.7 percent to $9.2 million in the third quarter of 2005, compared with $9.5 million for the same quarter in 2004.
     The efficiency ratio (non-interest expenses, excluding the reversal of restructuring reserves totaling $509 thousand for the second quarter of 2005, divided by the sum of net interest income before provision for credit losses and non-interest income) for the third quarter of 2005 was 38.34 percent, compared to 40.30 percent in the second quarter of 2005 and 51.12 percent for the same quarter in 2004.

INCOME TAXES
     The provision for income taxes was $9.2 million at a 38.1 percent effective tax rate for the third quarter of 2005, compared to $9.8 million at a 39.4 percent effective tax rate for the second quarter of 2005 and $7.1 million at a 39.0 percent effective tax rate for the same quarter in 2004. In the third quarter of 2005, the Company recognized certain affordable housing investment and Enterprise Zone tax credits, which reduced its effective tax rate by 0.7 percent.
FINANCIAL POSITION
     Total assets were $3.37 billion at September 30, 2005, an increase of $116.6 million, or 3.6 percent, compared to the June 30, 2005 balance of $3.25 billion, and an increase of $264.2 million, or 8.5 percent, compared to the December 31, 2004 balance of $3.10 billion.
     At September 30, 2005, net loans totaled $2.46 billion, an increase of $54.9 million, or 2.3 percent, from $2.40 billion at June 30, 2005. Real estate loans increased by $32.2 million to $967.0 million at September 30, 2005, compared to $934.8 million at June 30, 2005. Commercial loans grew by $20.2 million to $1.43 billion at September 30, 2005, compared to $1.41 billion at June 30, 2005.
     The growth in total assets was funded by increases in customer deposits of $186.8 million, up 7.3 percent to $2.75 billion at September 30, 2005, compared to $2.56 billion at June 30, 2005. These rising balances included increases in time deposits of $100 thousand or more of $173.7 million, up 19.0 percent to $1.09 billion, other time deposits of $32.3 million, up 14.3 percent to $258.3 million, and non-interest-bearing accounts of $6.9 million, up 0.9 percent to $764.4 million, partially offset by decreases in money market checking accounts of $12.1 million, down 2.3 percent to $506.8 million, and savings accounts of $14.1 million, down 10.0 percent to $127.3 million.
     The Company’s borrowings mostly take the form of advances from the Federal Home Loan Bank of San Francisco (“FHLB”). Advances from the FHLB were $68.6 million at September 30, 2005, compared to $100.7 million at June 30, 2005 and $66.4 million at December 31, 2004.
ASSET QUALITY
     Total non-performing assets, including accruing loans 90 days or more past due, non-accrual loans and other real estate owned (“OREO”) assets, increased by $1.8 million to $7.9 million at September 30, 2005 from $6.1 million at June 30, 2005. Non-performing loans as a percentage of gross loans increased to 0.32 percent at September 30, 2005 from 0.25 percent at June 30, 2005.
     At September 30, 2005, accruing loans 90 days or more past due were $270 thousand, down $139 thousand from $409 thousand at June 30, 2005. At September 30, 2005, non-accrual loans were $7.6 million, up $1.9 million from $5.7 million at June 30, 2005. The increase was due primarily to three loans, totaling $2.2 million, being placed on non-accrual status in the third quarter. Loans 30 days or more delinquent increased approximately $3.7 million in the third quarter. There were no OREO assets at September 30, 2005 or June 30, 2005.
     At September 30, 2005, the allowance for loan losses was $24.5 million, and represented management’s best estimate of the amount needed to maintain an allowance that management believes should be sufficient to absorb probable loan losses inherent in its loan portfolio in conformity with generally accepted accounting principles. In addition, the Company maintained a liability for off-balance sheet exposure totaling $2.0 million at September 30, 2005. The allowance for loan losses represented 0.99 percent of gross loans and 310.7 percent of non-performing loans at September 30, 2005. The comparable ratios were 0.91 percent of gross loans and 361.6 percent of non-performing loans at June 30, 2005.

ABOUT HANMI FINANCIAL CORPORATION
     Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 22 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
FORWARD-LOOKING STATEMENTS
     This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: the Company’s or Bank’s inability to satisfy the requirements of any supervisory letters, agreements or understandings with their regulators, or inability to address any of the deficiencies described therein; further supervisory or enforcement actions of the Bank’s or Company’s regulators; general economic and business conditions in those areas in which the Company operates; demographic changes; competition for loans and deposits; fluctuations in interest rates; risks of natural disasters related to the Company’s real estate portfolio; risks associated with SBA loans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company’s business; and changes in securities markets. In addition, Hanmi sets forth certain risks in its reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which could cause actual results to differ from those projected. These forward-looking statements should not be relied on as representing our view as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.
CONTACT

Hanmi Financial Corporation

Michael J. Winiarski	Stephanie Yoon
Chief Financial Officer	Investor Relations
(213) 368-3200	(213) 427-5631

HANMI FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	Sept. 30,	June 30,	%	December 31,	%
	2005	2005	Change	2004	Change
ASSETS
Cash and Cash Equivalents	$174,233	$103,850	67.8%	$127,164	37.0%
FRB and FHLB Stock	24,251	24,130	0.5%	21,961	10.4%
Investment Securities	398,274	411,841	(3.3)%	418,973	(4.9)%
Loans:
Loans, Net of Deferred Loan Fees	2,483,471	2,426,085	2.4%	2,257,544	10.0%
Allowance for Loan Losses	(24,523)	(22,049)	11.2%	(22,702)	8.0%

Net Loans	2,458,948	2,404,036	2.3%	2,234,842	10.0%

Customers’ Liability on Acceptances	9,360	10,154	(7.8)%	4,579	104.4%
Premises and Equipment, Net	20,426	20,557	(0.6)%	19,691	3.7%
Accrued Interest Receivable	12,157	12,105	0.4%	10,029	21.2%
Deferred Income Taxes	8,159	4,536	79.9%	5,009	62.9%
Servicing Asset	3,716	3,434	8.2%	3,846	(3.4)%
Goodwill	209,058	209,058	—	209,643	(0.3)%
Core Deposit Intangible	9,336	10,031	(6.9)%	11,476	(18.6)%
Bank-Owned Life Insurance	22,498	22,283	1.0%	21,868	2.9%
Other Assets	17,972	15,777	13.9%	15,107	19.0%

Total Assets	$3,368,388	$3,251,792	3.6%	$3,104,188	8.5%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-Interest-Bearing	$764,380	$757,482	0.9%	$729,583	4.8%
Interest-Bearing	1,982,390	1,802,495	10.0%	1,799,224	10.2%

Total Deposits	2,746,770	2,559,977	7.3%	2,528,807	8.6%
Accrued Interest Payable	9,010	8,367	7.7%	7,100	26.9%
Acceptances Outstanding	9,360	10,154	(7.8)%	4,579	104.4%
Other Borrowed Funds	86,931	147,647	(41.1)%	69,293	25.5%
Junior Subordinated Debentures	82,406	82,406	—	82,406	—
Other Liabilities	17,905	18,411	(2.7)%	12,093	48.1%

Total Liabilities	2,952,382	2,826,962	4.4%	2,704,278	9.2%
Shareholders’ Equity	416,006	424,830	(2.1)%	399,910	4.0%

Total Liabilities and Shareholders’ Equity	$3,368,388	$3,251,792	3.6%	$3,104,188	8.5%

HANMI FINANCIAL CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

	For the Three Months Ended					For the Nine Months Ended
	Sept. 30,	June 30,	%	Sept. 30,	%	Sept. 30,	Sept. 30,	%
	2005	2005	Change	2004	Change	2005	2004	Change
INTEREST INCOME	$51,673	$47,507	8.8%	$39,091	32.2%	$142,238	$92,547	53.7%
INTEREST EXPENSE	16,831	13,462	25.0%	9,276	81.4%	41,640	21,930	89.9%

NET INTEREST INCOME BEFORE PROVISION FOR CREDIT LOSSES	34,842	34,045	2.3%	29,815	16.9%	100,598	70,617	42.5%
Provision for Credit Losses	3,157	450	601.6%	—	—	3,743	1,750	113.9%

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	31,685	33,595	(5.7)%	29,815	6.3%	96,855	68,867	40.6%

NON-INTEREST INCOME:
Service Charges on Deposit Accounts	4,059	3,868	4.9%	4,197	(3.3)%	11,657	10,388	12.2%
Trade Finance Fees	1,162	1,036	12.2%	1,253	(7.3)%	3,143	3,088	1.8%
Remittance Fees	527	550	(4.2)%	456	15.6%	1,545	1,149	34.5%
Other Service Charges and Fees	959	789	21.5%	383	150.4%	2,478	1,204	105.8%
Bank-Owned Life Insurance Income	215	210	2.4%	216	(0.5)%	630	513	22.8%
Increase in Fair Value of Derivatives	176	370	(52.4)%	(4)	N/M	965	19	N/M
Other Income	648	554	17.0%	364	78.0%	1,823	1,105	65.0%
Gain on Sales of Loans	1,712	56	N/M	352	386.4%	2,076	1,654	25.5%
Gain on Sales of Securities Available for Sale	21	14	50.0%	115	(81.7)%	117	124	(5.6)%

Total Non-Interest Income	9,479	7,447	27.3%	7,332	29.3%	24,434	19,244	27.0%

NON-INTEREST EXPENSES:
Salaries and Employee Benefits	9,155	8,545	7.1%	9,505	(3.7)%	26,867	23,079	16.4%
Occupancy and Equipment	2,179	2,171	0.4%	2,299	(5.2)%	6,581	5,816	13.2%
Data Processing	1,253	1,245	0.6%	1,442	(13.1)%	3,663	3,326	10.1%
Supplies and Communications	559	729	(23.3)%	981	(43.0)%	1,867	1,959	(4.7)%
Professional Fees	393	560	(29.8)%	600	(34.5)%	1,432	1,483	(3.4)%
Advertising and Promotion	726	563	29.0%	630	15.2%	1,983	2,053	(3.4)%
Amortization of Core Deposit Intangible	694	714	(2.8)%	686	1.2%	2,140	1,185	80.6%
Decrease in Fair Value of Embedded Option	173	2	N/M	—	—	748	—	—
Other Operating Expenses	1,859	2,192	(15.2)%	2,521	(26.3)%	5,836	6,161	(5.3)%
Merger-Related Expenses	—	(509)	(100.0)%	325	(100.0)%	(509)	2,053	(124.8)%

Total Non-Interest Expenses	16,991	16,212	4.8%	18,989	(10.5)%	50,608	47,115	7.4%

INCOME BEFORE PROVISION FOR INCOME TAXES	24,173	24,830	(2.6)%	18,158	33.1%	70,681	40,996	72.4%
Provision for Income Taxes	9,204	9,792	(6.0)%	7,089	29.8%	27,342	15,996	70.9%

NET INCOME	$14,969	$15,038	(0.5)%	$11,069	35.2%	$43,339	$25,000	73.4%

EARNINGS PER SHARE:(1)
Basic	$0.30	$0.30	—	$0.23	30.4%	$0.88	$0.63	39.7%
Diluted	$0.30	$0.30	—	$0.22	36.4%	$0.86	$0.62	38.7%
WEIGHTED-AVERAGE SHARES OUTSTANDING:(1)
Basic	49,144,508	49,556,926	(0.8)%	48,971,194	0.4%	49,386,112	39,877,288	23.8%
Diluted	49,914,432	50,213,725	(0.6)%	49,803,814	0.2%	50,188,484	40,560,294	23.7%
SHARES OUTSTANDING AT PERIOD-END(1)	48,606,245	49,651,477	(2.1)%	49,076,634	(1.0)%	48,606,245	49,076,634	(1.0)%

(1)	2004 restated to reflect 100% stock dividend in January 2005.

HANMI FINANCIAL CORPORATION AND SUBSIDIARY
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in Thousands)

	For the Three Months Ended					For the Nine Months Ended
	Sept. 30,	June 30,	%	Sept. 30,	%	Sept. 30,	Sept. 30,	%
	2005	2005	Change	2004	Change	2005	2004	Change
AVERAGE BALANCES:
Average Gross Loans, Net of Deferred Loan Fees	$2,456,033	$2,334,803	5.2%	$2,269,477	8.2%	$2,344,123	$1,821,496	28.7%
Average Interest-Earning Assets	2,913,198	2,793,143	4.3%	2,739,222	6.4%	2,815,192	2,272,567	23.9%
Average Total Assets	3,299,551	3,168,995	4.1%	3,119,083	5.8%	3,191,373	2,524,788	26.4%
Average Deposits	2,650,581	2,542,886	4.2%	2,438,223	8.7%	2,571,380	2,017,851	27.4%
Average Interest-Bearing Liabilities	2,075,091	1,960,987	5.8%	1,964,657	5.6%	1,988,038	1,599,515	24.3%
Average Shareholders’ Equity	427,535	416,465	2.7%	379,028	12.8%	416,737	259,345	60.7%
Average Tangible Shareholders’ Equity	208,729	197,080	5.9%	157,169	32.8%	197,060	109,294	80.3%

PERFORMANCE RATIOS: (Annualized)
Return on Average Assets	1.80%	1.90%		1.41%		1.82%	1.33%
Return on Average Shareholders’ Equity	13.89%	14.48%		11.62%		13.90%	12.92%
Return on Average Tangible Shareholders’ Equity	28.45%	30.61%		28.02%		29.40%	30.67%
Efficiency Ratio *	38.34%	40.30%		51.12%		40.88%	52.43%
Net Interest Margin	4.75%	4.89%		4.38%		4.80%	4.03%

ALLOWANCE FOR LOAN LOSSES:
Balance at the Beginning of Period	$22,049	$22,621	(2.5)%	$23,608	(6.6)%	$22,702	$13,349	70.1%
Acquired in PUB Acquisition	—	—	—	—	—	—	10,566	(100.0)%
Provision Charged to Operating Expense	3,069	450	582.0%	—	—	3,519	1,335	163.6%
Charge-Offs, Net of Recoveries	(595)	(1,022)	(41.8)%	(1,458)	(59.2)%	(1,698)	(3,100)	(45.2)%

Balance at the End of Period	$24,523	$22,049	11.2%	$22,150	10.7%	$24,523	$22,150	10.7%

Allowance for Loan Losses to Total Gross Loans	0.99%	0.91%		0.98%
Allowance for Loan Losses to Total Non-Performing Loans	310.73%	361.64%		368.31%

ALLOWANCE FOR OFF-BALANCE SHEET ITEMS:
Balance at the Beginning of Period	$1,936	$1,936	—	$1,800	7.6%	$1,800	$1,385	30.0%
Provision Charged to Operating Expense	88	—	—	—	—	224	415	(46.0)%

Balance at the End of Period	$2,024	$1,936	4.5%	$1,800	12.4%	$2,024	$1,800	12.4%

*	Excluding reversal of merger-related expenses totaling $509,000 for the three months ended June 30, 2005 and nine months ended September 30, 2005.

HANMI FINANCIAL CORPORATION AND SUBSIDIARY
SELECTED FINANCIAL DATA (UNAUDITED) (Continued)
(Dollars in Thousands)

	Sept. 30,	June 30,	%	Dec. 31,	%
	2005	2005	Change	2004	Change
NON-PERFORMING ASSETS:
Non-Accrual Loans	$7,622	$5,688	34.0%	$5,806	31.3%
Loans 90 Days or More Past Due and Still Accruing	270	409	(34.0)%	208	29.8%

Total Non-Performing Loans	7,892	6,097	29.4%	6,014	31.2%
Real Estate Owned	—	—	—	—	—

Total Non-Performing Assets	$7,892	$6,097	29.4%	$6,014	31.2%

Total Non-Performing Loans/Total Gross Loans	0.32%	0.25%		0.27%
Total Non-Performing Assets/Total Assets	0.23%	0.19%		0.19%
Total Non-Performing Assets/Allowance for Loan Losses	32.2%	27.7%		26.5%

LOAN PORTFOLIO:
Real Estate Loans	$967,025	$934,789	3.4%	$956,846	1.1%
Commercial and Industrial Loans	1,428,708	1,408,468	1.4%	1,218,269	17.3%
Consumer Loans	91,799	87,287	5.2%	87,526	4.9%

Total Gross Loans	2,487,532	2,430,544	2.3%	2,262,641	9.9%
Deferred Loan Fees, Net	(4,061)	(4,459)	(8.9)%	(5,097)	(20.3)%
Allowance for Loan Losses	(24,523)	(22,049)	11.2%	(22,702)	8.0%

Loans Receivable, Net	$2,458,948	$2,404,036	2.3%	$2,234,842	10.0%

LOAN MIX:
Real Estate Loans	38.87%	38.46%		42.29%
Commercial and Industrial Loans	57.43%	57.95%		53.84%
Consumer Loans	3.70%	3.59%		3.87%

Total Gross Loans	100.00%	100.00%		100.00%

DEPOSIT PORTFOLIO:
Demand — Non-Interest-Bearing	$764,380	$757,482	0.9%	$729,583	4.8%
Money Market	506,843	518,893	(2.3)%	613,662	(17.4)%
Savings	127,349	141,440	(10.0)%	153,862	(17.2)%
Time Deposits of $100,000 or More	1,089,917	916,212	19.0%	756,580	44.1%
Other Time Deposits	258,281	225,950	14.3%	275,120	(6.1)%

Total Deposits	$2,746,770	$2,559,977	7.3%	$2,528,807	8.6%

DEPOSIT MIX:
Demand — Non-Interest-Bearing	27.83%	29.59%		28.85%
Money Market	18.45%	20.27%		24.27%
Savings	4.64%	5.53%		6.08%
Time Deposits of $100,000 or More	39.68%	35.79%		29.92%
Other Time Deposits	9.40%	8.82%		10.88%

Total Deposits	100.00%	100.00%		100.00%